Exhibit 99.1

News Release
SABINE ROYALTY TRUST ANNOUNCES
MONTHLY CASH DISTRIBUTION FOR APRIL AND 2006 RESERVE QUANTITIES
          Dallas, Texas, April 5, 2006 – Bank of America, N.A., Dallas, Texas, as Trustee of the Sabine Royalty Trust (NYSE – SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.48123 per unit, payable on April 28, 2006, to unit holders of record on April 17, 2006.
Due to the timing of the end of the month of March, approximately $220,000 of revenue received will be posted in the following month of April in addition to normal receipts during April. This distribution reflects primarily the oil production for January 2006 and the gas production for December 2005. Preliminary production volumes are approximately 53,279 barrels of oil and 529,551 mcf of gas. Preliminary prices are approximately $56.27 per barrel of oil and $8.90 per mcf of gas.
Sabine Royalty Trust, as it does after the end of each year, had a year-end Reserve Report prepared in accordance with the Securities and Exchange Commission’s requirements. This report provides an evaluation of the estimated asset value as of December 31 of each year, which can be used to estimate the remaining life of the Trust.
          The estimated net proved reserves, as of January 1, 2006, attributable to the Trust from the properties appraised are approximately 6.3 million barrels of oil and 36.4 billion cubic feet of gas with a future net value of approximately $577,000,000.
          With the estimated quantities of this year’s reserve estimate of 6.3 million barrels of oil and 36.4 billion cubic feet of gas remaining, it could be estimated that the Trust still has a life span of 8 to 10 years. The report is an exhibit to the Trust’s Annual Report on Form 10-K that was filed on in March 15, 2006 and is available to all unitholders at this time on the SEC website.
          For additional information on Sabine Royalty Trust, please visit our website at http://www.sbr-sabineroyalty.com/.
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Contact:	Ron E. Hooper
Senior Vice President
Bank of America, N.A.
Toll Free – 800.365.6541